Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Riverview Financial Corporation of our report dated March 16, 2020, on the 2019 consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Riverview Financial Corporation for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Crowe LLP

Washington, D.C.

April 24, 2020